Exhibit 107

CALCULATION OF FILING FEE TABLE

Form F-1

(Form Type)

BAIYA INTERNATIONAL GROUP INC.

(Exact Name of Registrant as Specified in its Charter)

Not Applicable

(Translation of Registrant’s name into English)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Type	Fee Calculation Rate Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to be Paid	Equity	Ordinary Shares, par value $0.0001 per share (1)	457(o)	3,450,000	$6.00	$20,700,000	$147.60 per $1,000,000	$3,055.32

	Total Offering Amount					$20,700,000		$3,055.32
	Total Fees Previously Paid					-		-
	Total Fee Offsets					-		-
	Net Fees Due							$3,055.32

(1)	The registration fee for securities is based on an estimate of the Proposed Maximum Aggregate Offering Price of the securities, assuming the sale of the common stock at the highest expected offering price, and such estimate is solely for the purpose of calculating the registration fee pursuant to Rule 457(o). Includes the shares that the underwriters have the option to purchase to cover over-allotments, if any. In accordance with Rule 416(a), the Registrant is also registering an indeterminate number of additional shares of common stock that shall be issuable pursuant to Rule 416 to prevent dilution resulting from share splits, share dividends or similar transactions.